EXHIBIT 11
                                                                      ----------

                          COMPUTATION OF PER SHARE LOSS

                           National Datacomputer, Inc.
              Statement recomputation of net loss per common share


                                                                       NINE MONTHS ENDED
                                                                 ------------------------------
                                                                 SEPTEMBER 30,     SEPTEMBER 30,
                                                                     2002              2001
                                                                 ------------      ------------
Net loss, as reported                                            $   (644,500)     $ (1,021,288)

Preferred stock preference items:

Interest on Series B, C, D and F convertible preferred stock     $   (200,250)     $   (202,875)
                                                                 ------------      ------------

Total preferred stock preference item                            $   (200,250)     $   (202,875)

Net loss attributable to common stockholders                     $   (844,750)     $ (1,224,163)

Weighted average shares outstanding:

Shares attributable to common stock outstanding                    12,052,879         9,235,445
                                                                 ------------      ------------

Weighted average shares outstanding                                12,052,879         9,235,445
                                                                 ============      ============

Net loss per share                                               $      (0.07)     $      (0.13)
                                                                 ============      ============
